UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 18, 2015 (August 17, 2015)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36803	20-0640002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5 Penn Plaza (4th Floor), New York, New York 10001

(Address of Principal Executive Offices, Including Zip Code)

(212) 246-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 3.02 Unregistered Sales of Equity Securities

The information with respect to grants of stock options and restricted stock outside the Stock Plan (as defined below) set forth in Item 5.02 is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gregory Bartoli as Chief Operating Officer

On August 17, 2015, Town Sports International Holdings, Inc. (the “Company”) appointed Gregory Bartoli to the role of Chief Operating Officer of the Company, effective August 19, 2015 (the “Start Date”). Mr. Bartoli, age 38, has been providing advisory services to the Company as an outside consultant.

From 2007 to 2013, Mr. Bartoli worked in the Investment Banking Division at JPMorgan, and served as a Managing Director of the Interest Rate Trading Group from 2009 to 2013. Prior to that time, Mr. Bartoli worked at HSBC Securities as the Co-Head of North America Interest Rate Trading and at Credit Suisse First Boston. Since 2013, Mr. Bartoli has served as Founder and President of J.E.M. Partners LLC, a Florida based real estate holding company specializing in outdoor family entertainment and amusement parks.

In connection with Mr. Bartoli’s appointment as Chief Operating Officer, the Company and Mr. Bartoli have entered into a Letter Agreement, providing that Mr. Bartoli will be entitled to an annual base salary of $500,000 and will, commencing in 2016, be eligible to earn an annual performance bonus award with a target of 100% of his base salary (which can be increased to 112% or decreased to 0% based on Company or individual performance). In addition, as an inducement for him to accept employment with the Company Mr. Bartoli will receive, on the Start Date, (i) non-qualified options to purchase 250,000 shares of the Company’s common stock granted under the Company’s 2006 Stock Incentive Plan, as amended (the “Stock Plan”), (ii) non-qualified options to purchase 450,000 shares of the Company’s common stock granted outside the Stock Plan and (iii) 300,000 shares of restricted common stock of the Company granted outside the Stock Plan, where the grants referred to in clauses (ii) and (iii) are granted in accordance with NASDAQ Rule 5635(c)(4), which provides that certain grants made as an inducement to a new employee to accept employment are not required to be submitted to stockholders for approval. The per share exercise price applicable to both option grants will be the closing price of the Company’s common stock on August 19, 2015 and both will have a term of five years (subject to earlier expiration in connection with certain termination events as provided in the Letter Agreement and the Stock Plan). The equity awards described above will vest in three equal annual installments commencing on the first anniversary of the Start Date. The awards granted outside the Stock Plan will generally otherwise be subject to the same terms and conditions as apply to similar awards granted under the Stock Plan.

Mr. Bartoli will also be entitled to the payment of one year of base salary, continuation of health, dental and disability insurance and acceleration of a portion of the equity awards in the event he is terminated by the Company without cause or he resigns with good reason (as defined in the Letter Agreement), consisting of accelerated vesting of 33% of such awards if such termination occurs in his first year of employment, and an additional 17% vesting of his original awards in the event of termination in his second year of employment, subject to the execution of a release agreement and continued compliance with covenants contained in the Letter Agreement, including non-competition and non-solicitation provisions. Upon a change in control (as defined in the Stock Plan), Mr. Bartoli’s stock options and restricted stock will vest. The awards made outside the Stock Plan were made to Mr. Bartoli, effective on the Start Date, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing summary of the Letter Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Letter Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On August 18, 2015, the Company issued a press release announcing the appointment of Mr. Bartoli as Chief Operating Officer. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 and Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Offer Letter of Gregory Bartoli

99.1	Press release, dated August 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Registrant)

Date: August 18, 2015	By:	/s/ Carolyn Spatafora
Carolyn Spatafora
Chief Financial Officer

EXHIBIT INDEX

10.1	Offer Letter of Gregory Bartoli

99.1	Press release, dated August 18, 2015